Exhibit 99.1

International Rectifier Rejects Vishay’s Unsolicited Proposal

EL SEGUNDO, Calif. —(BUSINESS WIRE)—August 29, 2008—International Rectifier Corporation (NYSE:IRF) announced today that its Board of Directors has unanimously determined that the unsolicited, non-binding proposal by Vishay Intertechnology, Inc. to acquire all  of the outstanding shares of International Rectifier for $21.22  per share in cash is not in the best interests of IR and its shareholders.

The Board reviewed the proposal with the assistance of its financial and legal advisers Goldman, Sachs & Co. and Fried, Frank, Harris, Shriver & Jacobson LLP, respectively.

Richard J. Dahl, Chairman of the Board of International Rectifier said: “Vishay’s proposal significantly undervalues the Company and its future prospects when compared to the shareholder value realizable under our recently adopted strategic plan.  On August 1, we announced that the Company had successfully completed the restatement process of prior financial periods.  The Company has also added considerable strength and depth to its senior management team during the past year and is poised to enhance its competitive position in the marketplace.

“The Board believes that the proposal by Vishay does not value the Company and its future prospects appropriately.  In our judgment, IR shareholders will be better served by allowing management to move forward with its strategic plan. We believe that IR’s valuation is still under the cloud of legacy issues. The Board and our management team look forward to executing the exciting opportunities available to our Company and to delivering this value to our shareholders,” concluded Mr. Dahl.

Oleg Khaykin, Chief Executive Officer of the Company added: “We look forward to fulfilling our potential as we continue to follow our strategic plan and focus on long term value creation for our shareholders.”

The Board of Directors communicated its decision in a letter sent from Richard J. Dahl, Chairman of the Board of International Rectifier to Vishay Intertechnology’s Executive Chairman of the Board of Directors, Dr. Felix Zandman and President and Chief Executive Officer, Dr. Gerald Paul.  The full text of the letter follows:

August 28, 2008

Dr. Felix Zandman - Executive Chairman of the Board of Directors

Dr. Gerald Paul, President and Chief Executive Officer

Vishay Intertechnology, Inc.

63 Lancaster Avenue

Malvern, PA  19355-2143

Dear Dr. Zandman and Dr. Paul:

This is to provide you with a response from the International Rectifier Board of Directors to your unsolicited and non-binding proposal you made public on August 15, 2008 as well as your subsequent letter dated August 25, 2008.

The International Rectifier Board of Directors examined your proposal with the assistance of our financial and legal advisors.

The Board of Directors unanimously concluded that your proposal is inadequate, opportunistic and not in the best interests of International Rectifier and its shareholders. The proposal significantly undervalues the Company and its future prospects when compared to the value-creation strategy being implemented by our management team.

We also note that IR has only this month completed its financial restatement process related to legacy issues with which you are familiar and filed its Annual Report on Form 10K for the fiscal year ended June 30, 2007.

Having accomplished much during the past eighteen months to move through these legacy issues successfully, IR is now beginning to implement its turnaround strategy under the leadership of an outstanding new management team. We believe that this plan has the potential to create significant value for IR shareholders as the company enhances its competitive position in the marketplace.

In short, we believe IR shareholders will be better served by allowing management to move forward with its strategic plan.

We trust you will respect the decision of the Board of Directors.

Sincerely,

Richard J. Dahl

Chairman of the Board

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321